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October 18, 1996                                       Mark L. Pulaski
                                                       (717)231-5702

   KEYSTONE FINANCIAL REPORTS THIRD QUARTER/NINE MONTH GAINS
     HARRISBURG, PA, October 18 -- Keystone Financial, Inc. (NASDAQ,NMS:KSTN), Pennsylvania's fifth largest bank holding company, today reported earnings for the third quarter and nine months ended September 30, 1996.
     Third quarter net income reached $17,025,000, or .45 cents per share compared with $15,433,000, or.43 cents per share for the same period last year.
     Net income for the nine month period rose to $51,615,000, or $1.36 per share from $45,110,000, or $1.28 per share for the comparable period in 1995, a gain in earnings per share of six percent. For the nine month period ended September 30, 1996, return on average assets was 1.37 percent and return on average equity was 14.08 percent.
     Assets at the close of this year's third quarter rose 8 percent to $5,186,129,000, from $4,807,854,000, at the same date last year. Deposits grew to $4,111,103,000, from $3,848,290,000, at September 30, 1995, and loans increased to $3,481,937,000, from $3,243,618,000, at the end of the third quarter of 1995.
     "We are pleased with our year to date performance, including the reported gain in quarterly earnings. While net interest income growth was less than we expected, as a result of intense pricing competition and higher short term deposit costs, fee income continued to expand, "Carl L. Campbell, president and chief executive officer, said. "In addition to lending and deposit generation, we are committed to increasing revenues from a variety of other financial activities such as asset management and investment products. We remain optimistic about our ability to grow customer relationships and build profitability," he concluded.
     Keystone Financial has five member banks -- Pennsylvania National Bank, Pottsville; Northern Central Bank, Williamsport; Mid-State Bank, Altoona; Frankford Bank, Horsham; and American Trust Bank N.A.,Cumberland, MD; which together operate 147 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates several non-banking companies providing specialized services including Keystone Financial Mortgage Company, Lancaster, PA; Martindale Andres & Co., (asset management firm), West Conshohocken, PA ; and Keystone Financial Dealer Center, Williamsport, PA.
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